EXHIBIT L
                                    ---------

                            Description of SAP System
                            -------------------------



                  Called "Project Enterprise", SAP is intended to provide GPU with the tools it needs to successfully manage its work and to provide a high level of customer satisfaction. The effort is in direct support of GPU's strategic goal to become the best at the delivery of electricity services (i.e., infrastructure) and to implement world class customer service.

                  The SAP system is designed to improve the information basis for business decisions, improve company flexibility and adaptability to the changing business environment in order to respond to electric industry deregulation and impending competition and, finally to increase the focus on customer satisfaction.

                  Project Enterprise is intended to enhance GPU's ability to monitor work and asset performance. It will provide real time project planning, scheduling and tracking, thereby maximizing cost effectiveness and minimizing facility down time.

                  SAP software will provide the core processes of Manage and Service Delivery Assets, Provide Customer Service and Manage Energy Risk with new tools to improve cost planning, time scheduling and work force capacity planning. The various SAP modules support all activities associated with planning and processing construction, maintenance and service requests. These activities range from urgent repair orders when breakdowns occur to scheduling maintenance and inspection tasks. During order preparation, maintenance requests are analyzed according to type and urgency, responsibilities are determined, deadlines set, time plans and cost projections produced, and budget releases granted.

                  When an order is placed, SAP integrates the tasks in capacity planning, material reservation and purchase order placement while providing the necessary field documents to perform the work. After completion, the order is settled to asset and cost accounts according to regulations and is archived and available for analysis and statistical purposes.

                  The core processes rely on the following functionality provide by various SAP modules:


WORK MANAGEMENT

-- Improve the ability to report project costs at different levels through the definition of structures and multiple costs objects within SAP

-- Improve the ability to monitor maintenance costs and manage external contractors at a sub-station level

-- Achieve real time cost reporting to permit effective monitoring and modification to project/program plans and schedules

-- Improve the quality and consistency of designs through the use of compatible units that can be verified against historical performance and updated accordingly

-- Improve resource allocation/utilization and capacity evaluation/leveling through the use of SAP work centers, work breakdown structures and network/inter-dependency scheduling

-- Manage all assets (equipment) from a single SAP database that defines the technical structures and maintains historical usage and problem information


CUSTOMER CARE

-- Provide a "front office" environment that guides the customer representative through the business process that reduces errors while permitting the representative to focus on the customer rather than the procedure

--   Support real time posting of information to expedite the customer's request

-- Provide the customer representative real time information to act as the single point of contract to satisfy the customer's request/inquiry

--   Permit the scheduling of work by the customer representative

-- Support the move to deregulation by providing the customer choices on energy suppliers, flexible billing and accounts receivable options


         The ability to integrate the major processes and support processes will provide for increased productivity and reduced costs. The ability to get real time access to the cost of labor, material and resources for a project, work center, region or company will help to ensure that the right work is getting done at the right time with the right resources. It will also allow the for timely communication to customers of customer information and scheduled work information.

         SAP's strengths lie not solely in the individual elements but in the dynamics of the combination. The result is a system that provides smooth integration between the business processes, people and technology. It eliminates the non-value-added work inherent in hand-offs and departmental focus, and replaces it with processing that emphasizes operational interaction and teamwork. The result is an entire organization that is more attuned to the competitive needs of managing in a deregulated marketplace. The core processes of Manage & Service Delivery Assets, Provide Customer Service and Manage Energy Risk integrate significantly with the Provide Support Service and Manage Financial Performance support processes in SAP, as follows:



PROVIDE SUPPORT SERVICE

--   Logistics Subprocess

     -- Provide accurate and accessible equipment and material availability data to planners and schedulers

     -- Link the work plans from the master schedule to the supply, delivery and stock of equipment and material

--   Human Resources Subprocesses

     -- Process timesheets and integrate that information to projects, cost collectors and orders

     --   Provide   accurate   workforce   information  such  as  training,
          qualifications, special skills and availability to the work management planning and scheduling activities

--   Materials and Service Subprocesses

     -- Create and maintain purchase requisitions, material and services purchase orders and receipts

     -- Reduce construction and maintenance delays through fully integrated materials resource planning



MANAGE FINANCIAL PERFORMANCE

--   Financial Subprocesses

--   Provide  the  ability  to  establish  a budget,  acquire  funds to  perform
     construction   and   maintenance   activities,   measure   performance  and
     profitability

--   Ensure accurate recording for all of the regulatory requirements


     The following summary technical description of SAP's software modules has been taken from materials supplied by SAP regarding SAP's "R/3" software which GPU has purchased:

Enterprise   Controlling.   Allows  you  to  monitor  your  utility's  financial
performance. A submodule, the Executive Information System, is a powerful management tool that displays information in an easy-to-use graphical format for management decision support.

Investment Management. This comprehensive module expands options in capital investment controlling, allocates budgets and plans costs for capital investment activities.

Controlling.  A powerful cost  accounting and management  reporting  module that
includes   extensive   activity-based   costing   and   profitability   analysis
capabilities.

Human Resources/Payroll. Meets the requirements of reporting and administrative aspects of HR management. Controls labor costs through workforce planning.

Work Management. A tightly integrated approach that allows unprecedented work management. Whether generated at a plant or by a customer request, a complete work life cycle can be tracked and managed. Included are quotes, cost estimates, tasks, capacity planning, commitments, history and analysis. All complemented by interfaces to popular GIS and AM/FM systems.

Treasury. Active cash and treasury management. Components include electronic banking, planning and portfolio, liquidity control and risk evaluation.

Financial Accounting. A complete, utility-oriented accounting system capable of handling multiple ledgers - legal and regulatory - as well as accounts payable and accounts receivable.

Asset Management. A comprehensive asset management system that supports utility requirements such as unitization and grouped assets.

Industry Solution Utilities. This customer information and billing system, IS-U/CIS will monitor consumption sales for all sectors and services of a utility and will offer complete integration to R/3 accounting and logistics modules (currently under development). IS-U/FERC helps streamline cumbersome regulatory reporting requirements.

SAP Business Workflow. A powerful capability that allows automation of your business processes to increase your efficiency.

Materials Management. Lowers utility inventory and procurement costs with tools for handling purchasing, inventory and warehousing. Analysis tools are available to evaluate the performance of procurement and your vendors, allowing you to optimize your material management processes.